EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on this 16th day of March, 2005, and effective April 1, 2005, by and between AMERIPATH, INC., a Delaware corporation (the “Company”), and R. KEITH LAUGHMAN (hereinafter, the “Executive”).

R E C I T A L S

A. The Company and the Executive wish to enter into this Agreement to reflect the Executive’s position and duties, his compensation, and other terms and conditions of his employment as President for Esoteric Services for the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Employment.

2.1 Employment and Term. During the Term of Employment, the Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

2.2 Duties of Executive. During the Term of Employment, the Executive shall serve as President for Esoteric Services of the Company, shall faithfully and diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Board”), or the Board’s management designee, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall comply with the Company’s employment policies and practices generally applicable to its officers and employees including, without limitation, confidentiality policies. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not interfere with or detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3. Term of Employment. The Company employs the Executive for a two (2) year period commencing on or before April 1, 2005, and ending March 31, 2007, subject to termination prior to such date pursuant to Section 6 hereof. At the end of such two (2) year period, this

Agreement will automatically continue in effect for additional successive one (1) year terms unless, at least sixty (60) days prior to the end (the “Termination Date”) of the initial term (or any extensions thereto), the Company gives written notice to the Executive of its determination to terminate the Executive’s employment hereunder. If such notice is given, then the Executive’s employment will terminate on the Termination Date (or on such other date as the parties mutually agree). If such notice is not given, then the Executive’s employment will continue hereunder for additional one-year terms, subject to termination prior to such date pursuant to Section 6 hereof.

4. Compensation.

4.1 Base Salary. The Executive shall receive a base salary at the annual rate of $ 300,000 (the “Base Salary”) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed at least annually in accordance with the Company’s normal review process.

4.2 Bonus. During the Term of Employment, for each calendar year during the Term of Employment (the “Bonus Period”), the Board shall establish a bonus pool from which the Executive shall be eligible to receive an annual bonus potentially equal to thirty five percent (35%) of the Executive’s Base Salary (the “Bonus”), to be determined by the Board and based upon the satisfaction by the Executive and/or the Company of the goals (the “Goals”), to be established by the Company each calendar year during the Term of Employment. Notwithstanding the foregoing, in the event that the Goals are either exceeded or not fully achieved for a Bonus Period, the Executive may be eligible to receive a Bonus Payment in an amount in excess of or less than thirty five percent (35%) of the Executive’s Base Salary. For the 2005 calendar year, the Executive will receive a minimum bonus of $50,000.

5. Expense Reimbursement and Other Benefits.

5.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

5.2 Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, stock option programs, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

5.3 Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

5.4 Other Benefits. The Executive shall accrue up to four (4) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any accrued vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year. Notwithstanding the foregoing, in no event shall the Executive’s accrued vacation time exceed four (4) weeks at any point in time. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

5.5 Relocation Expenses. The Company shall pay all pre-approved moving expenses to relocate the Executive from Minnesota to South Florida. While the Executive is in the process of relocating to South Florida, the Company shall pay the Executive’s pre-approved interim living expenses for up to two (2) months following the beginning of the Executive’s employment with the Company.

5.6 Stock Options. The Company shall grant to Executive, on or before April 1, 2005, a one-time option to acquire 125,000 shares of AmeriPath Holdings, Inc. (“Holdings”) Common Stock, $.001 par value (the “Option”), pursuant to Holding’s Stock Option Plan (the “Plan”). Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the same meanings attributed thereto in the Plan. The exercise price per share of the Holdings shares subject to this Option shall be $6.00 per share, or such lower amount per share in the event of a lower valuation prior to April 1, 2005. Except as otherwise provided in the Plan, this Option shall vest and be exercisable as follows: the option to acquire 25,000 shares shall vest on April 1, 2006; the option to acquire 25,000 shall vest on April 1, 2007; the option to acquire 25,000 shares shall vest on April 1, 2008, the option to acquire 25,000 shares shall vest on April 1, 2009; and the option to acquire 25,000 shares shall vest on April 1, 2010. This Option is not transferable and is exercisable only by the Executive. The Executive accepts this Option subject to all the terms and provisions of the Plan. The Executive hereby accepts as binding, conclusive, and final all decisions or interpretations of the Company upon any questions arising under the Plan and this Paragraph 5.6.

6. Termination.

6.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause as defined below. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds, breach of trust or material violation of the AmeriPath Code of Ethics in connection with the Executive’s services under the Employment Agreement or with respect to the Company, (iii) a conviction or indictment of the Executive for, or entering into a plea of nolo contendere by the Executive with respect to, a felony or any crime which involves dishonesty, fraud, embezzlement, misappropriation of funds or breach of trust, or (iv) gross negligence, reckless or willful misconduct by the Executive in connection with the performance of the Executive’s duties hereunder, which the Board in its reasonable discretion deems to be good and sufficient cause to terminate the Executive’s employment with the Company. Any termination for Cause shall be made by notice in writing to the Executive, which notice shall set forth in reasonable detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 6.1, the Company shall pay to the Executive any accrued and unpaid Base Salary through the date of termination. Upon any termination effected and compensated pursuant to this Section 6.1, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days).

6.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s long term disability plan as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. The Board shall have sole discretion based upon competent medical advice to determine whether the Executive is or continues to be disabled. Upon any termination pursuant to this Section 6.2, the Company shall (i) pay to the Executive any accrued and unpaid Base Salary and Bonus Payment, through the effective date of termination specified in such notice, and (ii) pay the COBRA premiums for the Executive’s medical and dental insurance coverage in effect on the termination date, for a period of twelve (12) months following the termination of the Executive’s employment with the Company. Upon any termination effected and compensated pursuant to this Section 6.2, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days).

6.3 Death. Upon the death of the Executive during the Term of Employment, the Company shall pay to the estate of the deceased Executive any accrued and unpaid Base Salary and Bonus Payment, through the Executive’s date of death. Upon any termination effected and compensated pursuant to this Section 6.3, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days). Notwithstanding the foregoing, the Company shall pay the COBRA payments for the Executive’s dependents for a period of three (3) months following the Executive’s death. After such three (3) month period, the surviving dependents may obtain COBRA at their own expense.

6.4 Termination Without Cause. At any time the Company shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 6.4 (that is not a termination under any of Sections 6.1, 6.2, 6.3, or 6.5) the Company shall (i) pay to the Executive any accrued and unpaid Base Salary and Bonus through the date of termination specified in such notice, (ii) continue to pay the Executive’s Base Salary for a period of twelve (12) months following the termination of the Executive’s employment with the Company, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, and (iii) pay the COBRA premiums for the Executive’s medical and dental insurance coverage in effect on the termination date, for a period of twelve (12) months following the termination of the Executive’s employment with the Company. Upon any termination effected and compensated pursuant to this Section 6.4, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days).

6.5 Termination by Executive.

a. The Executive shall at all times have the right, by written notice not less than ninety (90) days prior to the termination date, to terminate his Employment Term.

b. Upon termination of the Term of Employment pursuant to this Section 6.5 by the Executive, the Company shall pay to the Executive any accrued and unpaid Base Salary, through the effective date of termination specified in such notice. Upon any termination effected and compensated pursuant to this Section 6.5, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days).

6.6 Resignation. Upon any termination of employment pursuant to this Article 6, the Executive shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

6.7 Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7. Restrictive Covenants.

7.1 Non-competition. At all times while the Executive is employed by the Company and for a one (1) year period immediately following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with the Company’s business (for purposes of this Agreement, any business that engages in the management or provision of anatomic and/or clinical pathology diagnostic services {whether through physician practices, laboratories, hospitals, medical or surgery centers or otherwise} shall be deemed to compete with the Company’s business); provided that such provision shall not apply to the Executive’s ownership of common stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5.0%) of any class of capital stock of such corporation.

7.2 Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, employees, employee compensation or benefits, employment practices and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally or publicly known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to promote the best interests of the Company or to the extent required by law.

7.3 Nonsolicitation of Employees and Customers. At all times while the Executive is employed by the Company and for the one (1) year period immediately following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for or on behalf of any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or solicit the termination of employment of or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six (6) months, and/or (b) call on or solicit any of the actual or targeted prospective customers or clients of the Company (or of its physician practices or laboratories) on behalf of any person or entity in connection with any business that competes with the Company’s business, nor shall the Executive make known the names and/or addresses of such employees, customers or clients or any information relating in any manner to the Company’s trade or business relationships with such employees, customers or clients, other than in connection with the performance of Executive’s duties under this Agreement.

7.4 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions,

processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

7.5 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

7.6 Definition of Company. Solely for purposes of this Article 7, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

7.7 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 7 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 7 (including without limitation the length of the term of the provisions of this Article 7) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 7. The Executive further acknowledges that the restrictions contained in this Article 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

7.8 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

7.9 Extension of Time. If the Executive shall be in violation of any provision of this Article 7, then each time limitation set forth in this Article 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

7.10 Survival. The provisions of this Article 7 shall survive the termination of this Agreement, as applicable.

8. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Palm Beach County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the non-prevailing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

10. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

12. Entire Agreement; Prior Agreements. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. In addition, this shall supercede and replace the Executive’s Prior Employment Agreement, if any, as well as any and all other agreements between the Executive and the Company and, upon execution of this Agreement by the Executive and the Company, the Prior

Employment Agreement and any and all other agreements between the Executive and the Company shall terminate and shall no longer have any force and effect. Notwithstanding this Article 13 or any other provision of this Agreement, Option Agreements entered into by the Executive and the Company shall remain in full force and effect. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

13. Notices. Any required notice under this Agreement shall be made and delivered in writing. Delivery of such notice shall be made (x) if to the Company, to AmeriPath, Inc., 7111 Fairway Drive, Suite 400, Palm Beach Gardens, Florida, 33418, Attention: Human Resources, and (y) if to the Executive, to the last known residential address of Executive as listed in the Company’s employment records. Delivery of such notice shall be deemed to have occurred (i) in the case of hand delivery, when personally delivered to the other party at such party’s address; or (ii) in the case of mailing, three (3) days after such notice has been deposited in the United States mails, postage prepaid, by certified or registered mail, with return receipt requested, and addressed to the other party as set forth in this Agreement; or (iii) in any other case, when actually received by the other party. Either party may change the address to which notices are to be given by giving written notice of such change to the other party in accordance with this Section 13.

14. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

15. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.

16. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

17. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

18. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

20. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

AMERIPATH, INC.

By:	/s/ Donald E. Steen
Donald E. Steen
Chairman and Chief Executive Officer

By:	/s/ Jeffrey A. Mossler, M.D.
Jeffrey A. Mossler, M.D.
Vice Chairman

EXECUTIVE:

/s/ R. Keith Laughman
R. Keith Laughman